As filed with the Securities and Exchange Commission on October 7, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_______________________________________
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

MEMC Electronic Materials, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	56-1505767 (IRS Employer Identification No.)

501 Pearl Drive (City of O'Fallon) St. Peters, Missouri 63376 (636) 474-5000 ___________________________________________ (Address of Principal Executive Offices, Including Zip Code)
Stock Option Grant on March 26, 2002 (Full Title of the Plan)

David L. Fleisher, Esq.
Vice President, General Counsel and Secretary
MEMC Electronic Materials, Inc.
501 Pearl Drive (City of O'Fallon)
St. Peters, Missouri 63376
(636) 474-5500
___________________________________________
(Name, Address, and Telephone Number,
Including Area Code, of Agent For Service)

Copies of all correspondence to: LaDawn Naegle, Esq. Bryan Cave LLP 700 13th Street, NW, Suite 700 Washington, DC 20005-3960 (202) 508-6000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $.01 per share	650,000	$3.24	$2,106,000	$194

  Estimated solely for the purposes of determining the registration fee pursuant to Rule 457(h), based upon the average of the high and low prices of the Common Stock on September 30, 2002, as reported by the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended ("Securities Act"), and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, which previously have been filed by MEMC Electronic Materials, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference and made a part hereof:

(1)	Annual Report on Form 10-K, as amended on Form 10-K/A (Amendment No. 3), for the fiscal year ended December 31, 2001
(2)	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2002 and June 30, 2002
(3)	Current Reports on Form 8-K filed on January 14, 2002, June 4, 2002, August 14, 2002 and September 11, 2002.
(4)	The description of the Company's Common Stock contained in the Registration Statement on Form 8-A, filed with the Commission on June 21, 1995.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than pursuant to Item 9 of Form 8-K) subsequent to the date hereof, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall hereby be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Restated Certificate of Incorporation contains such a provision.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The Company's Restated Certificate of Incorporation contains such a provision.

The Company has entered into indemnification agreements with certain of its directors and executive officers pursuant to which the Company has agreed to indemnify the director or executive officer in certain third party proceedings, derivative actions and investigative proceedings by reason of the fact that the director or executive officer is or was an agent of the Company.

The Company has in effect a directors and officers liability insurance policy indemnifying the directors and officers of the Registrant for certain liabilities incurred by them, including liabilities under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The Company pays the entire premium of this policy.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1

Amended and Restated Indenture, dated as of December 21, 2001, among the Company, Citibank, N.A., as trustee, and Citicorp USA, Inc., as collateral agent, and Form of Note attached as an exhibit thereto (Incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K dated January 14, 2002)

4.2

Security Agreement among the Company, each subsidiary listed on Schedule I thereto, and Citicorp USA, Inc., dated as of November 13, 2001 (Incorporated by reference to Exhibit 4.2 of the Company's Current Report on Form 8-K dated November 28, 2001)

4.3

Pledge Agreement among the Company, each subsidiary listed on Schedule I thereto, and Citicorp USA, Inc., dated as of November 13, 2001 (Incorporated by reference to Exhibit 4.3 of the Company's Current Report on Form 8-K dated November 28, 2001)

4.4

Indemnity, Subrogation and Contribution Agreement among the Company, each subsidiary listed on Schedule I thereto, and Citicorp USA, Inc., dated as of November 13, 2001 (Incorporated by reference to Exhibit 4.4 of the Company's Current Report on Form 8-K dated November 28, 2001)

4.5

Guarantee Agreement among the Company, each subsidiary listed on Schedule I thereto, and Citicorp USA, Inc., dated as of November 13, 2001 (Incorporated by reference to Exhibit 4.5 of the Company's Current Report on Form 8-K dated November 28, 2001)

4.6	Form of Warrant Certificate (Incorporated by reference to Exhibit 4.6 of the Company's Current Report on Form 8-K dated November 28, 2001)
4.7

Amendment No. 1, dated as of March 21, 2002, to Amended and Restated Indenture, dated as of December 21, 2001, among the Company, Citibank, N.A., as trustee, and Citicorp USA, Inc., as collateral agent (Incorporated by reference to Exhibit 4-a(5) of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002)

5	Opinion of Bryan Cave LLP
23.1	Consent of KPMG LLP
23.2	Consent of Bryan Cave LLP (included in Exhibit 5 hereto)
24	Power of Attorney (included on signature page hereto)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and that the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in St. Peters, Missouri, on October 7, 2002.

MEMC ELECTRONIC MATERIALS, INC. By: /s/ Nabeel Gareeb Name: Nabeel Gareeb Title: President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nabeel Gareeb and James M. Stolze, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Form S-8 and any other documents and instruments incidental thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and/or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Form S-8 has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/s/ Nabeel Gareeb Nabeel Gareeb	President, Chief Executive Officer and Director (Principal executive officer)	October 7, 2002
/s/ James M. Stolze James M. Stolze	Executive Vice President and Chief Financial Officer (Principal financial and accounting officer)	September 30, 2002
/s/ Robert J. Boehlke Robert J. Boehlke	Director	September 30, 2002
/s/ Richard W. Boyce Richard W. Boyce	Director	September 30, 2002
/s/ Jean-Marc Chapus Jean-Marc Chapus	Director	September 30, 2002
/s/ James G. Coulter James G. Coulter	Director	September 30, 2002
/s/ John G. Danhakl John G. Danhakl	Director	September 30, 2002
/s/ John Marren John Marren	Director	September 30, 2002
/s/ C. Douglas Marsh C. Douglas Marsh	Director	September 16, 2002
/s/ William E. Stevens William E. Stevens	Director	September 30, 2002
/s/ William D. Watkins William D. Watkins	Director	September 17, 2002

EXHIBIT INDEX
Exhibit No.	Description

5	Opinion of Bryan Cave LLP

23.1	Consent of KPMG LLP

Exhibit 5

Bryan Cave LLP
700 Thirteenth Street N.W.
Washington, DC 20005-3960
Phone: 202-508-6000

October 7, 2002

MEMC Electronic Materials, Inc.
501 Pearl Drive (City of O'Fallon)
St. Peters, Missouri 63376

Ladies and Gentlemen:

We have acted as special counsel to MEMC Electronic Materials, Inc. (the "Company") in connection with the registration on Form S-8 under the Securities Act of 1933, as amended, by the Company of 650,000 shares (the "Shares") of the Company's common stock, $.01 par value per share, issuable by the Company upon the exercise of a stock option granted on March 26, 2002 (the "Option").

In connection herewith, we have examined and relied without independent investigation as to matters of fact upon such certificates of public officials, such statements and certificates of officers of the Company and such other corporate records, documents, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render the opinions expressed herein. We have assumed the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatted copies. We have assumed that the certificates for the Shares will conform to the specimen of the Company's common stock, par value $.01 per share, examined by us and will be duly countersigned by the Company's transfer agent and registrar.

Based on the foregoing and in reliance thereon and subject to the exceptions, limitations and qualifications stated herein, we are of the opinion that the Shares have been duly authorized and, when issued pursuant to the Option, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the aforesaid registration statement on Form S-8.

Sincerely,

/s/ Bryan Cave LLP
 Bryan Cave LLP

Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors

MEMC Electronic Materials, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of MEMC Electronic Materials, Inc. of our reports dated March 1, 2002, relating to the consolidated balance sheets of MEMC Electronic Materials, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for the periods from January 1, 2001 through November 13, 2001 and from November 14, 2001 through December 31, 2001 and for each of the years in the two-year period ended December 31, 2000, and the related schedule, which reports appear in or are incorporated therein in the December 31, 2001 annual report on Form 10-K, as amended on Form 10-K/A (Amendment No. 3) of MEMC Electronic Materials, Inc.

As discussed in Note 2 to the Consolidated Financial Statements, MEMC's former majority shareholder divested of its interests in MEMC to an unaffiliated investor group. The transaction has been accounted for as a purchase, and the investor group's basis in MEMC has been pushed-down to the MEMC accounting records creating a new basis of accounting, effective November 13, 2001. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

St. Louis, Missouri
October 7, 2002